PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED AUGUST 18, 1999

                                  $105,000,000

                               [GLOBALSTAR LOGO]

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                                  COMMON STOCK
                           -------------------------
This is a public offering of up to $105,000,000 of shares of our common stock. We may offer and sell these shares from time to time in separate tranches pursuant to a common stock purchase agreement with Bear Stearns. The price Bear Stearns will pay us for these shares will be based on one of three formulas, which we will choose upon each decision to take down a tranche. We may choose to receive:

     - 97 1/2% of the arithmetic average of the closing bid prices,

     - 93% of the arithmetic average of the volume weighted average price, or

     - 100% of the lowest sale price (excluding sales not meeting certain criteria)

of our common stock, as reported by the Nasdaq National Market over the two trading days following our notice, subject to certain exceptions described herein. See "Prospectus Supplement--Plan of Distribution" beginning on page S-16 for more information. Bear Stearns will sell the shares on the Nasdaq National Market at prices available in the market or directly to purchasers at negotiated prices.

Each time we propose to sell a tranche of shares to Bear Stearns hereunder, we will supplement this prospectus to show:

     - the date of notice of take down of such tranche;

     - the number of shares proposed to be sold;

     - the amount of gross proceeds received by us from any prior sales hereunder as of the date of such supplement (excluding any proceeds from the proposed sale and before deducting the offering expenses, including the fee to be paid to Bear Stearns);

     - the remaining dollar amount of shares under this prospectus supplement after consummation of the proposed sale (assuming that these shares were sold to Bear Stearns based upon the last reported sale price of the common stock listed below); and

     - the last reported price of the common stock as of a recent date.

Our common stock is traded on the Nasdaq National Market under the symbol "GSTRF," and the last reported sale price of the common stock on September 15, 2000, was $11.50 per share.
                           -------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE S-5 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

                            BEAR, STEARNS & CO. INC.

          The date of this prospectus supplement is September 18, 2000
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                         PROSPECTUS SUPPLEMENT SUMMARY

     You should read the entire prospectus supplement, our base prospectus dated August 18, 1999, our and Globalstar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 included herewith and the other documents incorporated by reference before making an investment decision. The information in this prospectus supplement replaces any inconsistent information in the base prospectus and in our and Globalstar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 included herewith. Globalstar Telecommunications Limited is referred to in this prospectus supplement as "we", "our", "us" or "GTL" and Globalstar, L.P. is referred to as "Globalstar."

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

OUR COMPANY

     We are a general partner of Globalstar, which has recently commenced operations of its global telecommunications network. As of June 30, 2000, we owned approximately 39% of Globalstar's ordinary partnership interests and, after giving effect to the purchase of Globalstar's ordinary partnership interests with the proceeds from this offering, we will own approximately 41% of Globalstar's ordinary partnership interests (based upon an assumed average sale price to Bear Stearns of $11.00 per share of our common stock). We operate as a holding company to permit public equity ownership interest in Globalstar. Our sole asset consists of our partnership interests in Globalstar.

     Loral Space & Communications Ltd., one of the world's leading satellite companies, is one of the founders of, and, through a subsidiary, serves as the managing general partner of, Globalstar.

GLOBALSTAR

     Globalstar owns and operates a satellite constellation that forms the backbone of a global telecommunications network designed to serve virtually every populated area of the world. Globalstar's network, which we refer to as the Globalstar system, uses Qualcomm's patented CDMA technology to provide high-quality mobile and fixed telephone service to customers who live, work or travel beyond the reach of terrestrial-based communications networks. Qualcomm has agreed that Globalstar will be the only provider of mobile satellite services to which it will license its patented CDMA technology.

     Globalstar's service provider partners, who are experienced telecommunications companies, have launched, are launching or are preparing to launch, service in key markets worldwide. Globalstar and its service provider partners have also begun intensive marketing campaigns and are adopting multifaceted, locally oriented marketing strategies to serve their markets. Under Globalstar's agreements with its service providers, these partners are the exclusive providers of Globalstar service within their assigned territory and will retain their exclusivity as long as they meet minimum performance goals. Under these agreements, Globalstar acts as a wholesaler of capacity on its space segment to its service providers. Globalstar has assigned the largest service territories to its founding strategic partners, including a France Telecom Alcatel joint venture, Vodafone AirTouch, ChinaSat, Elsacom and Dacom.

     The Globalstar system commenced commercial service in the first quarter of 2000 when Globalstar began its transition from a development stage entity to an operating limited partnership. As of August 31, 2000, there were 20 gateways in revenue service, and three additional gateways have completed their system testing process, two of which are expected to be in revenue service during the third quarter of 2000. In addition, several existing gateways have been or are being upgraded to expand their coverage areas, bringing service to new

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territories and markets. These include large parts of Alaska, the northern
Atlantic sea lanes between North America and northern Europe, most of the Caribbean and the Sea of Japan.

     Globalstar service providers are now providing commercial service in 40 countries, including Argentina, Australia, Brazil, Canada, China, Mexico, South Korea, the United States and virtually all of western Europe. By the end of the fourth quarter 2000, Globalstar service providers plan to have commercial service available in approximately 60 additional countries, including Russia, Saudi Arabia, Scandinavia and Turkey.

     The Globalstar system is designed to offer a cost-effective communications solution for areas underserved or unserved by existing telecommunications infrastructures. Globalstar mobile phones are simple to use -- just like ordinary cellular telephones -- and are among the smallest, lightest and least expensive satellite phones currently available. These phones are multimode, functioning as cellular phones where terrestrial cellular service is available and as satellite phones where cellular service is not available. Globalstar phones provide this multimode capability without separate modules or plug-ins. Globalstar pay phones and fixed wireless phones for business and residential use provide basic telephone service in rural villages and at remote industrial and residential sites.

     Globalstar phones have familiar features such as phone book, voicemail, short messaging service, and, in some service areas, call forwarding. Commercial data service is expected to be available in North America later this year, and in Europe, Australia and other GSM territories in 2001. As of August 31, 2000, Globalstar's vendors Qualcomm, Ericsson and Telit had manufactured, collectively, approximately 120,000 Globalstar phones.

     Globalstar's utilization of Qualcomm's CDMA technology should enable it to swiftly adopt future improvements as this industry-leading wireless technology evolves. In addition, because the intelligence of the Globalstar system is located on the ground, future enhancements are easily implemented.

     As an example of this design flexibility, Globalstar recently concluded preliminary agreements with In-Flight Network, a joint venture between News Corporation and Rockwell Collins, to provide Internet and e-mail services to passengers in commercial and other aircraft. Under those agreements, Globalstar, In-Flight Network and Qualcomm will participate jointly in the development of a system that will provide broadband Internet access as well as e-mail and voice-over-IP applications directly to aircraft. In 2001, Globalstar expects to provide an independent two-way channel for Internet access, e-mail, downloading of data and other applications, supplemented by a very high bandwidth forward link over a geostationary satellite, capable of providing high volume content such as streaming video.

     Globalstar's full constellation of 52 satellites, including four in-orbit spares, is in orbit and functioning. Based on our experience to date, we expect Globalstar satellites to have a useful life of 10 years, rather than our original expectation of 7 1/2 years. The Globalstar satellites use a simple, traditional "bent pipe" design, amplifying and reflecting received signals directly back to earth, with no intersatellite links. Gateways owned and operated by Globalstar service providers then connect customer calls through the existing public telephone network. As a result, the Globalstar system will complement and extend, rather than bypass, the existing telephone network infrastructure. Globalstar believes its call quality is equal to, or better than, digital cellular connections.

     According to industry sources, more than 80% of the world's land mass is not covered by cellular service. Globastar believes, based on market research, that its addressable market -- those who live, work or regularly travel to areas underserved or unserved by existing telecommunications infrastructure and who desire and have the ability to pay for telephone service such as that offered by Globalstar -- is approximately 40 million potential customers. We expect that Globalstar's first generation system will have a system capacity of approximately 7 million subscribers, less than one fifth of Globalstar's potential addressable market. In fact, because of the limited spectrum available for use by mobile satellite services
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like Globalstar, the combined capacity of Globalstar and the other existing and announced mobile satellite service systems are capable of serving only a portion of this market.

     Globalstar's original consortium of 12 leading international telecommunications service providers and manufacturers has grown into an international organization with marketing channels in 125 countries and agreements with over 220 local service providers. Globalstar-supported cooperative advertising is creating brand awareness globally and within selected market segments, while sales channels are focused both on the mass market as well as targeted market segments, including:

     - government, including police, emergency and military users;

     - commercial freight and fishing vessels, cruise ships and recreational boats;

     - truck drivers and business travelers;

     - the forestry, mining, oil and gas and other natural resource industries;

     - wilderness guides and outdoor enthusiasts;

     - agribusiness;

     - commercial and private aircraft; and

     - utilities.

     Globalstar's service providers have an existing customer base of more than 100 million cellular customers from which they intend to identify for direct marketing efforts those who work in, or frequently travel to, or through, areas without cellular service.

     From July 1, 2000 through December 31, 2000, Globalstar expects to spend approximately $161 million for the enhancement of its system software, for the eight spare satellites being constructed by Space Systems/Loral, for development work completed but not paid at June 30, 2000, for repayment of vendor financing and for the net financing provided to Globalstar's service providers to assist in the purchase of gateways, fixed access terminals and handsets (net of expected receipts of $129 million from the service providers as repayment of such financing). In addition, cash interest, preferred dividends and operating costs are estimated to be between $100 million and $125 million per quarter for the remainder of 2000.

     Globalstar expects that its cash on hand ($463 million at June 30, 2000), the drawdown of all its remaining available credit (approximately $29 million at June 30, 2000), and, assuming this offering is completed this year, the expected proceeds from this offering, will enable it to end 2000 with a cash balance of approximately $150 million. Globalstar will require significant additional funds to cover its cash outflows for 2001, which it expects will include operating expenses, interest on indebtedness and dividends on preferred stock of as much as $500 million, as well as capital expenditures and other cash requirements. The amount of such additional funds will depend, among other things, upon the amount and timing of revenues generated. We cannot assure you of the amount of revenues that will be generated or of the accuracy of the amounts estimated above.

     Globalstar is contemplating raising additional funds through, among other alternatives, equity infusions from its strategic partners; there is no assurance that it will be able to do so on satisfactory terms or at all. If Globalstar is not able to raise sufficient funds, the lack of funds may result in a default on its debt facilities. If Globalstar cannot obtain waivers or otherwise cure such default, there could be a severe adverse effect on the value of our shareholders' equity. See "Risk Factors" beginning on page S-5 herein and "Liquidity and Capital Resources" in our and Globalstar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 attached hereto.

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     Globalstar's $500 million credit agreement contains a financial condition covenant which comes into effect on March 31, 2001, and requires, among other things, that Globalstar have revenues of $100 million for the four quarters ending March 31, 2001. Globalstar's revenues for the first of these four quarters, the quarter ended June 30, 2000, were $708,000. Given the level of revenues in the quarter ended June 30, 2000, Globalstar anticipates that the growth in revenues during the subsequent three quarters will not be sufficient to meet the $100 million revenue covenant. If Globalstar cannot satisfy this covenant or obtain waivers or amendments from a majority of the bank lenders or fulfill the $500 million obligation in a form satisfactory to all the bank lenders, Globalstar would be in default under its debt facilities (including vendor financing) and Globalstar's lenders and bondholders would have the right to accelerate payment of their loans to Globalstar. If Globalstar is not able to obtain waivers or refinance such debt, there could be a severe adverse effect on the value of our shareholders' equity. Loral SatCom Ltd. and Loral Satellite, Inc., directly and indirectly wholly owned subsidiaries of Loral Space & Communications, Ltd., have jointly and severally guaranteed Globalstar's obligations under this credit agreement. See "Risk Factors" beginning on page S-5 herein and "Liquidity and Capital Resources" in our and Globalstar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 attached hereto.

                                  THE OFFERING

     We may offer up to $105,000,000 of shares of our common stock under this prospectus supplement pursuant to our common stock purchase agreement with Bear Stearns. Under this purchase agreement, upon satisfaction of certain conditions, we may exercise our right to sell a tranche of common stock to Bear Stearns by giving notice to Bear Stearns by 5:30 p.m. on any trading day. However, we may not issue notices on consecutive trading days or after September 17, 2001. Each sale of our common stock to Bear Stearns will typically take place on the third trading day after we give notice. See "Plan of Distribution" herein for a more detailed description of certain terms of this offering.

     Assuming that we sell to Bear Stearns all of the shares of our common stock that are permitted to be sold under the purchase agreement and that the average sale price to Bear Stearns is $11.00 per share, the number of shares of our common stock that would be outstanding after this offering would be 106,457,195. The number of shares outstanding after this offering is based on the common stock outstanding on June 30, 2000 and does not include shares of our common stock issuable upon exercise of options and warrants and upon conversion of our convertible preferred stock.

     We will use the net proceeds from this offering to purchase ordinary partnership interests in Globalstar.

     We may offer shares under this prospectus supplement on a continuous basis under Rule 415 of the Securities Act.

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                                  RISK FACTORS

     You should carefully consider the following risks before you decide to buy our common stock. An investment in our common stock also entails additional risks which are described in our and Globalstar's Annual Report on Form 10-K for the year ended December 31, 1999 and are incorporated by reference in this prospectus, in the base prospectus and in our and Globalstar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 included herewith, to the extent they have not been updated by the information provided to you in this section.

THE GLOBALSTAR SYSTEM ONLY RECENTLY COMMENCED OPERATIONS, AND CUSTOMER DEMAND FOR THE SERVICE HAS EMERGED MORE SLOWLY THAN WE ORIGINALLY ANTICIPATED, RESULTING IN LOWER THAN ANTICIPATED REVENUES. FAILURE TO OBTAIN SUFFICIENT REVENUES COULD RESULT IN DEFAULT UNDER GLOBALSTAR'S DEBT FACILITIES.

     Telephone systems using low-earth orbit satellites are a new business that has not yet succeeded in the marketplace. Globalstar commenced commercial operations in the first quarter of 2000 and has yet to generate significant subscriber revenues, despite being in service in parts of the world for more than six months. For the six month period ended June 30, 2000, Globalstar had approximately $1.3 million of revenues. Globalstar's market penetration rates, minutes of use and resulting revenues have been significantly less than its management's original expectations. Roll-out of commercial service in countries has also been slower than expected. Globalstar believes that it is too early in the service roll-out to discern any trend or pattern in minutes of use and resulting revenues that would be indicative of future results. There can be no assurance that Globalstar will be able to rapidly and significantly improve its market penetration rates and revenues from current levels to a level sufficient to fund Globalstar's future cash requirements, including cash requirements to service its debt. If Globalstar is unable to obtain sufficient funds to pay for its debt service, Globalstar would be in default under its debt facilities and there could be a severe adverse effect on the value of our shareholders' equity. See "Liquidity and Capital Resources" in our and Globalstar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 attached hereto.

     The first company to launch service in this industry, Iridium L.L.C., filed for bankruptcy in August 1999. Iridium terminated commercial service in March 2000, although it is currently providing service to its customers at no charge.

GLOBALSTAR MUST ACHIEVE SIGNIFICANT REVENUES QUICKLY IN ORDER TO MEET A FINANCIAL COVENANT THAT WILL COME INTO EFFECT IN MARCH 2001.

     Globalstar's $500 million credit agreement contains various financial condition covenants, one of which comes into effect on March 31, 2001. This covenant would require, among other things, that Globalstar have revenues of $100 million for the four quarters ending March 31, 2001. Globalstar's revenues for the first of these four quarters, the quarter ended June 30, 2000, were $708,000. Given the level of revenues in the quarter ended June 30, 2000, Globalstar anticipates that the growth in revenues during the subsequent three quarters will not be sufficient to meet the $100 million revenue covenant.

     If Globalstar cannot satisfy this covenant, obtain waivers or amendments from a majority of the bank lenders, or fulfill the $500 million obligation in a form satisfactory to all the bank lenders, Globalstar would be in default under its debt facilities (including vendor financing) and Globalstar's lenders and bondholders would have the right to accelerate payment of their loans to Globalstar. If Globalstar is not able to obtain waivers or refinance such debt, there could be a severe adverse effect on the value of our shareholders' equity. Loral SatCom Ltd. and Loral Satellite, Inc., directly and indirectly wholly owned subsidiaries of Loral Space &

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Communications Ltd., have jointly and severally guaranteed Globalstar's obligations under this credit agreement.

GLOBALSTAR WILL INCUR ADDITIONAL SYSTEM COSTS AND WILL REQUIRE SIGNIFICANT ADDITIONAL FUNDS.

     From July 1, 2000, through December 31, 2000, Globalstar expects to spend approximately $161 million for the enhancement of its system software, for the eight spare satellites being constructed by Space Systems/Loral, for development work completed but not paid at June 30, 2000, for repayment of vendor financing and for the financing provided to Globalstar's service providers to assist in the purchase of gateways, fixed access terminals and handsets (net of expected receipts of $129 million from the service providers as repayment of such financing). In addition, cash interest, preferred dividends and operating costs are estimated to be between $100 million and $125 million per quarter for the remainder of 2000.

     Globalstar expects that its cash on hand ($463 million at June 30, 2000), the drawdown of all its remaining available credit (approximately $29 million at June 29, 2000), and, assuming this offering is completed this year, the expected proceeds from this offering, will enable it to end 2000 with a cash balance of approximately $150 million. Globalstar will require significant additional funds to cover its cash outflows for 2001, which it expects will include operating expenses, interest on indebtedness and dividends on preferred stock of as much as $500 million, as well as capital expenditures and other cash requirements. The amount of such additional funds will depend, among other things, upon the amount and timing of revenues generated. We cannot assure you of the amount of revenues that will be generated or of the accuracy of the amounts estimated above.

     Globalstar is contemplating raising additional funds through, among other alternatives, equity infusions from its strategic partners; there is no assurance that it will be able to do so on satisfactory terms or at all. If Globalstar is not able to raise sufficient funds, the lack of funds may result in a default on its debt facilities. If Globalstar cannot obtain waivers or otherwise cure such default, there could be a severe adverse effect on the value of our shareholders' equity.

     Globalstar also has secured from SS/L twelve and eighteen month options to purchase two additional Delta launch vehicles. The total future commitment for these launch vehicles is approximately $82 million plus escalation of 3% per year. If these launch vehicles are not used by the end of 2003, Globalstar will incur a termination charge of approximately $19 million.

LOCKHEED MARTIN IS DISPUTING GLOBALSTAR'S RIGHT TO ISSUE IT A $150 MILLION SUBORDINATED NOTE IN SATISFACTION OF PAYMENTS MADE UNDER A GUARANTY.

     On June 30, 2000, Globalstar's $250 million credit facility with The Chase Manhattan Bank, which was fully drawn, matured, and was thereupon repaid in full by its guarantors, including Lockheed Martin Corporation. Pursuant to the relevant agreements entered into in 1996, Globalstar issued to all the guarantors three-year notes in proportion to the principal amount of the credit facility guarantees.

     Lockheed Martin, however, has rejected the notes it received and is instead asking Globalstar to issue new securities with additional rights and enhanced value, without waiving its claim that it is entitled to receive an immediate cash reimbursement by Globalstar of its $150 million payment to the bank lenders. Globalstar disputes Lockheed Martin's interpretation of the relevant agreements, but is, nonetheless, in discussions with Lockheed Martin to resolve the dispute.

     If the dispute is not resolved, we cannot be sure that if the matter were litigated the court would agree with Globalstar's interpretation of the agreements. Moreover, if as a result of this dispute, a holder of Globalstar public bonds claimed a cross default under the applicable

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indentures, and a court ruled against Globalstar, the maturity date of the bonds would be accelerated. Management believes, however, that a court would agree with Globalstar's interpretation of the relevant agreements.

GLOBALSTAR FACES INTENSE COMPETITION FROM BOTH DIRECT AND INDIRECT COMPETITORS, AND ADDITIONAL DIRECT COMPETITORS PLAN TO ENTER THE MARKET SOON.

     ICO Global Communications has proposed a similar worldwide system and has filed a request with the Federal Communications Commission to operate in the United States in a different frequency band than that used by Globalstar. ICO Global has emerged from its bankruptcy proceedings with reduced debt obligations, pursuant to a financing package from a group led by Craig McCaw, which makes it more likely that ICO Global will complete its system and compete with Globalstar in the future.

     If Constellation Communications, Inc. and Mobile Communications Holdings, Inc., which have held licenses from the Federal Communications Commission since July 1997, attract financing, build their systems and begin operations, they will become direct competitors as well. If Iridium receives additional financing and resumes commercial service, it will also become a direct competitor.

     In addition to competing for investment capital, subscribers and service providers in markets all over the world, the mobile satellite services systems, including Globalstar, also compete with each other for the limited spectrum available for mobile satellite services operations. CDMA systems such as Globalstar, Constellation and Mobile Communications Holdings permit multiple systems to operate within the same frequency band. To the extent that Globalstar is required to share this frequency band with these other systems or with foreign systems, Globalstar's available capacity will be reduced.

     Existing fixed satellite systems, including those of American Mobile Satellite Corporation, Comsat Corporation's Planet-1, PT Asia Cellular Satellites and Inmarsat, and proposed systems, such as Thuraya Satellite Telecommunications Company, also provide, or intend to provide, competing service on a regional basis at potentially lower costs.

     Technological advances and a continuing trend toward strategic alliances in the telecommunications industry could give rise to significant new competitors.

     Satellite-based telecommunications systems are characterized by high up-front costs and relatively low operating costs. Several systems are being proposed, and, while the proponents of these systems believe that there will be significant demand for their services, actual demand will not become known until such systems are operational. If the capacity of Globalstar and competing systems exceeds demand, price competition could be intense.

NEW TECHNOLOGIES AND THE EXPANSION OF LAND-BASED SYSTEMS MAY REDUCE DEMAND FOR GLOBALSTAR'S SERVICE.

     The extension of land-based telecommunications services to regions currently underserved or not served by wireline or cellular services may reduce demand for Globalstar service in those regions. These land-based telecommunications services are being built more quickly than Globalstar originally anticipated, which has contributed to lessened demand for Globalstar's service.

     Globalstar may also face competition in the future from companies using new technologies and new satellite systems. The space and communications industries are subject to rapid advances and innovations in technology. New technology could render Globalstar obsolete or less competitive by satisfying consumer demand in more attractive ways or through the introduction of incompatible standards. In addition, Globalstar depends on technologies

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developed by third parties, and we cannot be certain that these technologies will continue to be available to Globalstar on a timely basis or on reasonable terms.

THE RIGHT OF SHAREHOLDERS UNDER BERMUDA LAW ARE DIFFERENT FROM THE RIGHTS OF SHAREHOLDERS UNDER U.S. LAW.

     Since we are a Bermuda company, the principles of law that govern shareholder rights, the validity of corporate procedures and other matters are different from those that would apply if we were a U.S. company. For example, it is not certain whether a Bermuda court would enforce liabilities against us or our officers and directors based upon United States securities law either in an original action in Bermuda or under a United States judgment. Bermuda law giving shareholders rights to sue directors is less developed than in the United States and may provide fewer rights.

PRICES OF OUR COMMON STOCK MAY BE VOLATILE.

     Many things that we cannot predict or control may affect the price of our common stock. Risks associated with the operation of satellite systems, in particular, may cause sudden changes in the price.

     In addition, the stock markets in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may seriously impact the market price of our common stock, regardless of our actual operating performance.

HOLDERS OR OUR COMMON STOCK MAY BE DILUTED BY FUTURE STOCK ISSUANCES.

     As of June 30, 2000, 96,911,740 shares of our common stock were outstanding. In addition:

     - Globalstar partners have the right, exercisable over a period of years following the beginning of Globalstar service and two consecutive quarters of positive net income, to exchange their outstanding ordinary partnership interests for approximately 154 million shares of our common stock.

     - holders of outstanding warrants issued in connection with Globalstar's
       11 3/8% senior notes have the right to exercise them for 3,810,469 shares of our common stock at an exercise price of $17.394 per share;

     - in connection with their guarantee of Globalstar's $500 million credit facility, Loral has warrants to purchase an aggregate of 3,450,000 Globalstar partnership interests (equivalent to approximately 13,800,000 shares of our common stock) at an exercise price of $91.00 per partnership interest (equivalent to $22.75 per share of our common stock);

     - in connection with its provision of approximately $531 million of vendor financing to Globalstar, Qualcomm has warrants to purchase an aggregate of 3,450,000 Globalstar partnership interests (equivalent to approximately 13,800,000 shares of our common stock) at an exercise price of $42.25 per partnership interest (equivalent to $10.56 per share of common stock);

     - Globalstar employees and directors have options to buy 8,415,800 shares of our common stock, at exercise prices ranging from $4.16 to $31.41 per share;

     - under our stock option plan, we may in the future grant employees' options to purchase as many as 1,487,300 shares of our common stock;

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     - in connection with service provider arrangements in China under which
       China Telecommunications Broadcast Satellite Corporation has agreed to act as the sole distributor of Globalstar service in China, China Telecom has an option to acquire 937,500 Globalstar partnership interests (equivalent to 3,750,000 shares of our common stock) for $18,750,000; and

     - 4,396,295 shares of our Series A preferred stock are outstanding and are convertible into 9,451,837 shares of our common stock and 2,999,990 shares of our Series B preferred stock are outstanding and are convertible into 5,778,791 shares of our common stock.

     Moreover, we are currently in discussion to sell additional shares of our common stock to certain of Globalstar's partners. Sales of significant amounts of our common stock to the public, or the perception that those sales could happen, could adversely affect the price of our common stock.

                           FORWARD-LOOKING STATEMENTS

     Some statements and information contained or incorporated by reference in this prospectus supplement and the base prospectus are not historical facts, but are "forward-looking statements", as this term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face, including those set forth in this prospectus supplement and the base prospectus under "Risk Factors" or incorporated therein by reference. When we or Globalstar use the words "believe", "intend", "expect", "may", "will", "should", "anticipate" or their negatives, or similar expressions, the statements which include those words are usually forward-looking statement. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

                                USE OF PROCEEDS

     We will use the net proceeds from this offering to purchase ordinary partnership interests in Globalstar. Globalstar, in turn, will use these proceeds for general corporate purposes, including capital expenditures, operations (including marketing and distribution of phones and services) and interest expense.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "GSTRF." The following table lists, for the periods indicated, the range of high and low sales prices for our common stock as reported on the Nasdaq National Market. The sale prices for the common stock have been adjusted to reflect the two-for-one stock split we issued on June 8, 1998, to shareholders of record as of May 29, 1998 and the two-for-one stock split we issued on May 28, 1997 to shareholders of record as of May 12, 1997.

                                                              HIGH         LOW
                                                              ----         ---
1997
  First Quarter.............................................  $ 17 13/16   $12 1/2
  Second Quarter............................................  $ 16 3/4     $11 7/8
  Third Quarter.............................................  $ 26 3/4     $13 1/2
  Fourth Quarter............................................  $ 29 3/4     $19 1/2
1998
  First Quarter.............................................  $ 37 1/8     $19
  Second Quarter............................................  $ 36 1/8     $25 3/4
  Third Quarter.............................................  $ 28 1/8     $ 9 5/8
  Fourth Quarter............................................  $ 22 1/8     $ 8 5/16
1999
  First Quarter.............................................  $ 24 1/2     $12 5/8
  Second Quarter............................................  $ 24 1/2     $13 1/2
  Third Quarter.............................................  $ 33         $20 1/2
  Fourth Quarter............................................  $ 49 1/2     $19
2000
  First Quarter.............................................  $ 53 3/4     $12 13/16
  Second Quarter............................................  $ 15 3/4     $ 5 13/16
  Third Quarter (through September 15, 2000)................  $ 12 1/4     $ 7 1/8

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and capitalization of GTL and Globalstar as of June 30, 2000 on an unaudited historical basis.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              JUNE 30, 2000
                                                              -------------
Shareholders' equity:
  Preference shares, $.01 par value, 20,000,000 shares
    authorized:
    8% Series A convertible redeemable preferred stock
     (4,396,295 shares outstanding, $220 million redemption
     value).................................................   $  213,393
    9% Series B convertible redeemable preferred stock
     (2,999,990 shares outstanding, $150 million redemption
     value).................................................      145,574
  Common stock, $1.00 par value, 600,000,000 shares
    authorized (96,911,740 shares outstanding)..............       96,912
  Paid-in-capital...........................................    1,001,132
  Warrants..................................................       11,268
  Accumulated deficit.......................................     (370,684)
                                                               ----------
         Total shareholders' equity and capitalization......   $1,097,595
                                                               ==========

                                GLOBALSTAR, L.P.
                (IN THOUSANDS, EXCEPT PARTNERSHIP INTEREST DATA)

                                                              JUNE 30, 2000
                                                              -------------
Cash and cash equivalents(1)................................   $  463,486
                                                               ==========
Vendor financing liability, including current portion(2)....   $  758,824
Revolving credit facility...................................      100,000
Term loans payable, including current portion...............      400,000
Notes payable(3)............................................      206,300
Notes payable to affiliates(3)..............................       43,700
Senior notes ($1,450,000 aggregate principal amount)........    1,403,388
Partners' capital:
    8% Series A convertible redeemable preferred partnership
     interests (4,396,295 interests outstanding, $220
     million redemption value)..............................      213,393
    9% Series B convertible redeemable preferred partnership
     interests (2,999,990 interests outstanding, $150
     million redemption value)..............................      145,574
    Ordinary partnership interests (61,861,714 interests
     outstanding)...........................................      336,410
    Unearned compensation(4)................................       (1,773)
    Warrants(5).............................................      215,388
                                                               ----------
         Total partners' capital............................      908,992
                                                               ----------
         Total capitalization...............................   $3,821,204
                                                               ==========

-------------------------
(1) Includes restricted cash of $49 million, consisting of payments received from service providers for the purchase of gateways.
(2) See Note 6 of Globalstar's consolidated financial statements for the year ended December 31, 1999 incorporated by reference and Note 5 of Globalstar's condensed consolidated financial statements for the period ended June 30, 2000, included herewith.
(3) See Note 6 of Globalstar's condensed consolidated financial statements for the period ended June 30, 2000, included herewith.
(4) See Note 11 of Globalstar's consolidated financial statements for the year ended December 31, 1999, incorporated by reference.
(5) See Notes 6, 7 and 9 of Globalstar's consolidated financial statements for the year ended December 31, 1999 incorporated by reference and Note 5 of Globalstar's condensed consolidated financial statements for the period ended June 30, 2000, included herewith.

                                    TAXATION

     This summary of certain tax considerations is based upon current (as of the date of this prospectus) laws, treaties, cases, regulations and rulings, all of which are subject to change, possibly with retroactive effect. It does not consider all the tax issues that might be relevant to an investor or that depend upon an investor's particular circumstances.

     Prospective investors should consult their own professional advisors about the tax consequences of acquiring, holding and disposing of the common stock under the laws of the jurisdictions in which they are subject to taxation.

     The legal conclusions set forth below in the discussion of U.S. tax law are the opinions of Willkie Farr & Gallagher, our U.S. counsel. The summary of certain Bermuda tax consequences is the opinion of Appleby, Spurling & Kempe, our Bermuda counsel.

UNITED STATES TAX CONSIDERATIONS

     Taxation of United States Holders. This section discusses certain rules applicable to a holder of stock that is a United States Holder. For purposes of this discussion, a "United States Holder" means a holder of stock who or which is

     - an individual who is a citizen or resident of the United States for U.S. federal income tax purposes,

     - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia),

     - an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), or

     - a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

     Certain U.S. federal income tax consequences relevant to a holder of stock other than a United States Holder (a "non-U.S. Holder") are discussed separately below.

     A dividend payment on the stock will be taxable as ordinary dividend income to the extent it is paid out of our current or accumulated earnings and profits. Payments in excess of earnings and profits will be treated as a tax-free return of capital to the extent of the United States Holder's tax basis in the stock. These payments will reduce the tax basis at which the stock is held; payments in excess of tax basis will be treated in the same manner as gains arising from a sale or other disposition of the stock, as discussed below.

     Because we are a foreign corporation, the dividend payments will not be eligible for the inter-corporate dividends-received deduction. Holders should consult their U.S. tax advisors regarding the U.S. foreign tax credit treatment of dividends received from us.

     Subject to the discussion below on passive foreign investment companies ("PFICs") and assuming the United States Holder holds the stock as a capital asset, any gain or loss recognized by a United States Holder on the sale or other disposition (other than a redemption by us) of stock will be capital gain or loss. Such capital gain or loss will be long-term or short-term depending on the holding period for the stock. A United States Holder will also generally recognize capital gain or loss upon a redemption of stock for cash, provided that certain requirements are met.

     Special rules apply to the taxation of a U.S. shareholder in a PFIC. A PFIC is a foreign corporation (1) 75% or more of whose income is passive or (2) 50% or more of whose assets produce or are held to produce passive income. We believe that we have not been a PFIC and will not become one. We continue to earn, through Globalstar, sufficient active income to avoid PFIC status. However, Globalstar may earn passive income such as interest on working capital and royalties on certain intangibles. Furthermore, the extent and timing of Globalstar's active business income cannot be predicted with certainty.

     If we were a PFIC, unless a United States Holder of our stock made the QEF election described below, he would be subject to a tax-deferral charge on gain on a disposition of such stock and on certain "excess distributions" received from us. In addition, any such gains or excess distributions would be taxable at ordinary income rates.

     If a United States Holder makes the qualified electing fund ("QEF") election, he will be required to include in his taxable income his pro rata share of our ordinary earnings and net capital gain for each taxable year (regardless of when or whether cash attributable to such income is actually distributed to such shareholder by us). If the United States Holder makes a QEF election, the tax-deferral charge and ordinary income rules described in the preceding paragraph will not apply. Actual distributions out of amounts so included in income will not be taxable to the shareholder. A United States Holder's tax basis in its shares of stock will be increased by the amount so included and decreased by the amount of nontaxable distributions. A United States Holder making a QEF election may also elect to defer the payment of tax on certain undistributed income of the PFIC (subject to an interest charge) until such time as the income is distributed or the holder sells the stock.

     The QEF election is effective only if we make certain required information available to the United States Holders. In the event we are characterized as a PFIC for federal income tax purposes, we will undertake to provide each United States Holder with the information needed to make a QEF election and to determine the pro rata share of our ordinary earnings and net capital gain applicable to our stock.

     A U.S. shareholder that holds "marketable" stock in a PFIC may, in lieu of making a QEF election, avoid certain unfavorable consequences of the PFIC rules by electing to mark the PFIC stock to market as of the close of each taxable year. If a United States Holder has stock which is marketable, then such United States Holder may be eligible to be taxed on a mark-to-market basis with regard to such stock. If such United States Holder so elected, he would be taxed on changes in market value of the stock from year to year, whether or not he actually sold such stock. A United States Holder that makes the mark-to-market election will be required to include in income each year as ordinary income an amount equal to the excess, if any, of the fair market value of the stock at the close of the year over the United States Holder's adjusted tax basis in such stock. If, at the close of the year, the United States Holder's adjusted tax basis exceeds the fair market value of the stock, then the United States Holder may deduct any such excess from ordinary income, but only to the extent of net mark-to-market gains previously included in income. Any gain from the actual sale of the PFIC stock will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of net mark-to-market gains previously included in income. We expect our stock to constitute "marketable" stock for these purposes. However, we cannot assure you that our stock will continue to constitute "marketable" stock in the future.

     Taxation of Non-U.S. Holders. We expect that most of our income will be from sources outside the United States and will not be effectively connected with a U.S. trade or business. Thus, non-U.S. Holders will not be subject to U.S. federal taxation on distributions received from us unless those distributions are effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States. In addition, a non-U.S. Holder will not be subject to U.S. federal income taxation on gains realized on a sale or exchange of stock unless (1) the gain from the sale is effectively connected with a trade or business of the non-U.S. Holder in the United States (unless an applicable treaty provides otherwise) or (2) the non-U.S. Holder is an individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met. The determination of whether a non-U.S. Holder is engaged in the conduct of a trade or business in the United States or whether the sale of a non-U.S. Holder's stock is effectively connected with a trade or business of the non-U.S. Holder in the United States depends on the facts and circumstances of each investor's case. Non-U.S. Holders that are foreign corporations may be subject to an additional branch profits tax on their income which is effectively connected with a U.S. trade or business. Each prospective non-U.S. Holder should consult with his own tax advisor to determine whether his distributions or gains will be subject to U.S. federal income taxation.

     Information Reporting and Backup Withholding. Under certain circumstances relating to the manner in which certain non-U.S. Holders hold their stock, dividend payments with respect to our stock and proceeds from the sale, exchange or redemption of our stock may be subject to information reporting to the IRS and possible U.S. backup withholding at a 31% rate. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number or provides under penalties of perjury a certificate of foreign status and makes any other required certification or who is otherwise exempt from backup withholding. Both U.S. Holders and non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to holders in their circumstances.

     Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

     Taxation of GTL. Our tax consequences result from our status as a partner in Globalstar. As a partnership, Globalstar itself will not have any U.S. federal income tax liability. Generally, its partners will be taxed as if they directly expended their share of Globalstar expenditures and directly realized their share of Globalstar income. We expect, based on Globalstar's description of its proposed activities, that most of our income will be from sources outside the United States and that such income will not be effectively connected with the conduct of a trade or business within the United States. Thus, we believe that there generally will be no U.S. federal income taxes on our share of such income. The United States Treasury Department is engaged in a project to draft and propose regulations that will determine how the partners will be taxed in the United States on their respective shares of Globalstar's income. The outcome of the regulation project cannot be predicted. The Treasury Department may adopt final regulations that characterize substantial portions of our income as derived from U.S. sources and as effectively connected with a U.S. trade or business.

     We will be subject to U.S. tax at regular U.S. federal, state and local corporate rates on our share of Globalstar's income that is effectively connected with the conduct of a trade or business in the United States ("U.S. Income") and will be required to file federal, state and local income tax returns with respect to such U.S. Income. Globalstar is obligated to provide the information required for us to prepare our federal, state and local income tax returns. Globalstar intends to make cash distributions, to the extent of available funds, to all partners, including us, until the non-U.S. partners, again including us, have been distributed an amount sufficient to enable them to pay the federal, state and local income taxes on their share of Globalstar's U.S. Income. The distribution to non-U.S. partners for federal income taxes may take the form of a withholding tax payment made by Globalstar to the U.S. Treasury. The amount withheld may exceed the amount of our federal income tax liability, in which case we would be entitled to seek a refund from the U.S. Treasury for the excess amount. In addition to the regular U.S. taxes, we will be subject to a United States branch profits tax (currently at a 30% rate) on actual or deemed withdrawals of our share of Globalstar's U.S. Income.

BERMUDA TAX CONSIDERATIONS

     At the date of this prospectus, there is no Bermuda income tax, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate or stamp duty or inheritance tax payable by us or the Holders of our stock (other than Holders ordinarily resident in Bermuda) in respect of their investment in the stock.

     We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, a certificate confirming that, in the event of there being enacted in Bermuda, any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or our other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such stock or other obligations, or to any land we lease or let in Bermuda.

     We are liable to pay the Bermuda government an annual registration fee calculated on a sliding scale based upon our assessable capital which fee will not exceed BD$26,500.

     We have been classified as non-resident of the Bermuda exchange control area by the Bermuda Monetary Authority, whose permission for the issue of the stock has been obtained. The transfer of stock between persons regarded as non-resident of Bermuda for exchange control purposes and the issue and redemption of stock to and by such persons may be effective without specific consents under the Exchange Control Act 1972 of Bermuda and Regulations made thereunder. Transfers involving any person regarded as resident in Bermuda for exchange control purposes may require specific authorization under that Act. We, by virtue of being a non-resident of Bermuda for exchange control purposes, are free to acquire, hold and sell any foreign currency, securities and other investments without restrictions.

     Purchasers of stock may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase. Prospective purchasers should consult their tax advisers as to the tax laws of applicable jurisdictions and the specific tax consequences of acquiring, holding and disposing of the stock.

     The stock does not provide for additional payments by us following a change in the tax laws or rules of Bermuda that is adverse to the Holders of our stock.

TAX CONSIDERATIONS IN OTHER JURISDICTIONS

     Any portion of our income from sources outside the United States, realized through Globalstar or otherwise, may be subject to taxation by foreign countries and the extent to which these countries may require us or Globalstar to pay tax or to make payments in lieu of tax cannot be determined in advance. However, based upon our review of current tax laws, including applicable international tax treaties of certain countries that Globalstar believes to be among its significant potential markets, we expect that a significant portion of our worldwide income will not be subject to tax by the United States, Bermuda or by the countries from which we derive our income. To the extent that Globalstar bears a higher foreign tax because any holder of ordinary partnership interests (including us) is not subject to United States tax on its share of Globalstar's foreign income, the additional foreign tax will be specifically allocated to such partner and will reduce amounts distributed by Globalstar to such partner with respect to its ordinary partnership interests.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in a purchase agreement dated September 18, 2000, between us and Bear Stearns, Bear Stearns has agreed, upon notice from us, to purchase up to $105,000,000 of common stock, valued based on the applicable valuation formula described below, in a series of tranches. However, we may not issue notices on consecutive trading days or after September 17, 2001.

     Upon satisfaction of certain stock price, timing and other conditions, we can exercise our right under the purchase agreement to take down a tranche of common stock by giving notice to Bear Stearns by 5:30 p.m. on any trading day. In each tranche, we can sell Bear Stearns a number of shares of common stock not to exceed the lesser of (x) 10% of the total trading volume reported by the Nasdaq National Market on the two trading days prior to our giving notice, (y) 10% of the total number of shares of common stock outstanding as of the date of this prospectus supplement and (z) 10% of the total number of shares of common stock outstanding on a trading day we give notice, but not less than 50,000 shares of common stock (except during the last tranche in which we can only take down an amount of shares that would not cause Bear Stearns to purchase more than $105,000,000 of common stock, but which can be less than 50,000 shares).

     The price Bear Stearns will pay to us will be based on one of three formulas, which we will choose upon each decision to take down a tranche. We may choose to receive:

     - 97 1/2% of the arithmetic average of the closing bid prices,

     - 93% of the arithmetic average of the volume weighted average price, or

     - 100% of the lowest sale price (excluding sales not meeting certain criteria)

of our common stock, as reported by the Nasdaq National Market over the two trading days following our giving notice. We will deliver the shares of common stock to Bear Stearns, and Bear Stearns will pay for the shares on the third trading day after we give notice. However, if we do not meet certain trading volume and float requirements, the two-day pricing period and the date of payment and delivery of the shares may be extended by one or five trading days.

     Bear Stearns will sell the shares on the Nasdaq National Market at prices available in the market or directly to purchasers at negotiated prices.

     As noted above, Bear Stearns' obligation is limited to $105,000,000 of common stock, as determined by the sale price to Bear Stearns.

     Bear Stearns Compensation. We have agreed to pay Bear Stearns a fee of $5,000,000 for entering into the purchase agreement.

     Indemnification of Bear Stearns. In the purchase agreement, we have agreed to indemnify Bear Stearns against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Bear Stearns may be required to make in connection with these liabilities.

     Discretionary Accounts. Bear Stearns has informed us that it does not intend to confirm sales to any account over which they exercise discretionary authority.

     Taxes. Purchasers of the shares of common stock offered by this prospectus may be required to pay stamps taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price.

     Lock-up Agreement. Except for the common stock to be sold in this offering and any shares offered in connection with employee benefit plans, shares sold to Globalstar's partners and other limited exceptions, we have agreed not to offer, sell, contract to sell or otherwise, or announce any intention to, issue any shares of our common stock or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, our common stock or our other capital stock, during each period commencing on the date we deliver a notice of sale and ending on the last pricing date of such sale, without the prior written consent of Bear Stearns.

     Bear Stearns has from time to time provided certain investment banking services to us and our affiliates, including Globalstar, for which they have received customary fees.

                                 LEGAL MATTERS

     Certain United States tax matters described under "Taxation" will be passed upon for us by Willkie Farr & Gallagher, New York, New York. The validity of the common stock will be passed upon for us by Appleby, Spurling & Kempe, Hamilton, Bermuda. Cravath, Swaine & Moore, New York, New York, represented Bear Stearns in connection with this offering. As of August 31, 1999, partners and counsel in Willkie Farr & Gallagher beneficially owned approximately 144,452 shares of common stock. Mr. Robert B. Hodes is counsel to the law firm of Willkie Farr & Gallagher and serves as a director on our board of directors and the board of directors of Loral and as a member of the executive and audit committees of our board of directors and the board of directors of Loral.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC which you can read at the SEC's Web site at http://www.sec.gov. You can also read these documents at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, N.Y. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms.

     We have filed a registration statement with the SEC on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's web site and public reference facilities. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of the contract or other document we have filed as an exhibit to the registration statement for complete information.

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can satisfy our legal obligations to disclose important information contained in those documents by referring you to them. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. More recent information that we file with the SEC automatically updates and supersedes any inconsistent information contained in prior filings.

     The documents listed below have been filed under the Securities and Exchange Act of 1934 with the SEC and are incorporated herein by reference:

     - GTL's and Globalstar's Annual Report on Form 10-K for the year ended December 31, 1999;

     - GTL's and Globalstar's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000;

     - GTL's and Globalstar's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000;

     - GTL's Proxy Statement relating to the 2000 Annual Meeting of
       Shareholders;

     - GTL's and Globalstar's Current Report on Form 8-K, filed July 7, 2000;

     - the description of GTL's common stock contained in GTL's registration statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description

     We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the securities under this prospectus is completed.

     We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to Globalstar Telecommunications Limited, Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda, Attn: Secretary, (441) 295-2244. For information about Globalstar, please direct your request in writing or by telephone to Globalstar, L.P. at 3200 Zanker Road, P.O. Box 640670, San Jose California 95134-0670, Attention Dan McEntee, (408) 933-4000.

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

             ------------------------------------------------------
             ------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                          ---------------------------

                               TABLE OF CONTENTS

                          ---------------------------

                                            PAGE
                                            ----
Prospectus Supplement Summary.............   S-1
The Offering..............................   S-4
Risk Factors..............................   S-5
Forward-Looking Statements................   S-9
Use of Proceeds...........................   S-9
Price Range of Common Stock...............  S-10
Capitalization............................  S-11
Taxation..................................  S-12
Plan of Distribution......................  S-16
Legal Matters.............................  S-17
Where you can find more information.......  S-17
Base Prospectus
Quarterly Report on Form 10-Q for the
  Quarter Ended June 30, 2000

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                  $105,000,000

                               [GLOBALSTAR LOGO]
                                   GLOBALSTAR

                               TELECOMMUNICATIONS
                                    LIMITED
                                  COMMON STOCK
                   ------------------------------------------

                             PROSPECTUS SUPPLEMENT
                   ------------------------------------------
                            BEAR, STEARNS & CO. INC.

                               SEPTEMBER 18, 2000

             ------------------------------------------------------
             ------------------------------------------------------